Exhibit 99.1

SciPlay Board Elects Three New Directors

New Directors Bring Decades of Experience Across Technology, Gaming and
Digital Entertainment Industries

Increases Board to Nine Members

LAS VEGAS— (May 2, 2022)—SciPlay Corporation (NASDAQ: SCPL) (“SciPlay”), a leading developer and publisher of digital games on mobile and web platforms, today announced the appointment of April Henry, Charles “CJ” Prober and Constance “Connie” P. James to its Board of Directors, effective May 1, 2022. In connection with these appointments, the Board increased its size from eight to nine directors.

The new directors bring decades of relevant experience across the technology, gaming and digital entertainment industries:

●
Ms. Henry brings over two decades of experience advising global corporations across the technology industry on investments, mergers and acquisitions and global business development partnerships. A former Wall Street analyst from Morgan Stanley, she is currently the Founder and Managing Partner of Hawkeye Digital, a strategic consulting firm. April is also currently on the board of ATN International and is the EVP of Corporate Development for Science Inc, a top incubation and venture capital fund.

●
Mr. Prober brings over two decades of experience in the digital entertainment and gaming industries. From 2008-2014, he was a senior executive at Electronic Arts, one of the world’s leading digital entertainment companies, serving in various capacities, including head of corporate development and SVP, digital publishing. Mr. Prober joined Electronic Arts via the acquisition of BioWare/Pandemic, one of the world’s leading video game developers, where he served on the executive leadership team. He left Electronic Arts to join GoPro, Inc. where he served as COO. He currently serves as CEO of Tile, Inc., the leading mobile app-based smart location company, and as a board member at Life360, the leading mobile app-based family safety platform, which acquired Tile in January 2022.

●
Ms. James is a seasoned financial executive with nearly twenty years of gaming experience in financial and operational roles. She is currently EVP and CFO of Light & Wonder, Inc. (formerly known as Scientific Games Corporation), the largest shareholder of SciPlay, where she is one of the key architects of Light & Wonder’s strategic transformation to become the leading cross-platform global game company. Prior to joining Light & Wonder, she was a finance executive at Cargill Corporation, and previously she was CFO – Global Land Based Gaming at Aristocrat Leisure Limited, a gaming solutions provider based in Australia.

“I am excited to welcome a diverse group of proven leaders to SciPlay’s Board,” said Barry Cottle, Executive Chairman of the Board. “SciPlay is operating at the cutting edge of mobile games, and as we work to achieve our potential, having the right mix of perspectives in the boardroom matters. I look forward to working alongside April, CJ, Connie and our other board members to oversee SciPlay’s strategy to become a leading diversified global game developer and enhance value for our shareholders.”

“April, CJ and Connie bring decades of leadership experience in relevant industries and important strategic expertise that will enrich the Board’s oversight of the Company,” said Josh Wilson, Chief Executive Officer of SciPlay. “I am excited at the prospect of what the management team and our newly refreshed board can achieve together as we continue to execute our strategy and accelerate our growth.”

About SciPlay

SciPlay Corporation (NASDAQ: SCPL) is a leading developer and publisher of digital games on mobile and web platforms. SciPlay currently offers social casino games Jackpot Party® Casino, Gold Fish® Casino, Hot Shot Casino®, Quick Hit® Slots, MONOPOLY Slots, and 88 Fortunes® Slots, casual games Bingo Showdown®, Solitaire Pets™ Adventure, and Backgammon Live and a variety of hyper casual games such as Rob Master 3D™, Deep Clean Inc.™ and Oh God!™. All of SciPlay’s games are offered and played on multiple platforms, including Apple, Google, Facebook and Amazon. In addition to developing original games, SciPlay has access to a library of more than 1,500 real-world slot and table games provided by Light & Wonder (formerly known as Scientific Games Corporation) and its subsidiaries. For more information, please visit SciPlay.com.

All ® and © notices signify copyrights owned by and/or marks registered in the United States by SciPlay Games, LLC and/or SG Gaming, Inc., and or their respective affiliates.

© 2022 SciPlay Corporation. All Rights Reserved.

Contacts
Media:
media@lnw.com